                                                                     Exhibit 5.1


                               PALMER & DODGE LLP
                                One Beacon Street
                           Boston, Massachusetts 02018

Telephone:  (617) 573-0100                            Facsimile:  (617) 227-4420


                                 April 16, 1997


Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts  02139


         We are rendering this opinion in connection with Registration Statement No. 33-29440 (the "Registration Statement") relating to shares (the "Shares") of the General Division Common Stock, $0.01 par value, of Genzyme Corporation (the "Company"), offered pursuant to the provisions of the Company's 1990 Employee Stock Purchase Plan (the "Plan").

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under Item 5 thereof.


                                                     Very truly yours,


                                                     /s/ Palmer & Dodge LLP



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